Exhibit (a)(1)(ii)

Letter of Transmittal

To Accompany Repurchase Request of Shares of Beneficial Interest of

Persimmon Growth Partners Investor Fund

All requests to have Shares repurchased must be RECEIVED by JD Clark & Company in proper form no later than 12:00 midnight Eastern Time on November 1, 2012, unless the Offer to Repurchase is extended

To: Persimmon Growth Partners Investor Fund

The person(s) signing this Letter of Transmittal (“Signor”) elects to participate in the Offer to Repurchase and requests the repurchase by Persimmon Growth Partners Investor Fund (the “Fund”) of the shares of beneficial interest (the “Shares”) of the Fund listed herein in exchange for the Repurchase Price (defined below) for the Shares tendered and accepted. The repurchase price (the “Repurchase Price”) is an amount equal to the net asset value of the Shares as of the close of the regular trading session of the New York Stock Exchange on December 31, 2012 (the “Net Asset Value Determination Date”). This Letter of Transmittal is subject to the terms and conditions described in the Offer to Repurchase, dated as of October 1, 2012. Receipt of the Offer to Repurchase is acknowledged by the Signor. The Offer to Repurchase and this Letter of Transmittal, which as each may be amended or supplemented from time to time, together constitute the “Repurchase Offer”.

The Signor recognizes that there may be expenses associated with participation in the Repurchase Offer. A participating Shareholder may be charged a fee for assistance in transmitting the required documentation by the Shareholder’s broker, dealer, commercial bank, trust company, retirement plan trustee or other nominee (each, a “Financial Intermediary”).

Subject to, and effective upon, acceptance for payment of, or payment for, Shares presented for repurchase by the Signor in accordance with the terms and subject to the conditions of the Repurchase Offer (including, if the Repurchase Offer is extended or amended, the terms or conditions of any extension or amendment), the Signor hereby sells, assigns and transfers to, or upon the order of, the Fund all right, title and interest in and to all of the Shares that are being presented for repurchase as described in “Shares Tendered for Repurchase” that may be purchased by the Fund pursuant to the Repurchase Offer (and any and all dividends, distributions, other Shares or securities or rights issued or issuable in respect of such Shares on or after the Net Asset Value Determination Date) and the Signor irrevocably constitutes and appoints the Fund’s Administrator, JD Clark & Company (the “Administrator”), as the true and lawful agent and attorney-in-fact of the Signor with respect to such Shares (and any such dividends, distributions, other Shares, or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares, subject to the succeeding paragraph, all in accordance with the terms and conditions set forth in the Repurchase Offer.

The Signor hereby represents and warrants that: (a) the Signor has full power and authority to submit, sell, assign and transfer the Shares submitted for repurchase (and any and all dividends, distributions, other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Net Asset Value Determination Date); (b) when and to the extent the Fund accepts the Shares for repurchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the Signor will execute and deliver any additional documents deemed by the Administrator or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the submitted Shares (and any and all dividends, distributions, other Shares or securities or rights issued or issuable in respect of such Shares on or after the Net Asset Value Determination Date); and (d) the Signor has read and agreed to all of the terms of the Repurchase Offer.

The Signor recognizes that, under certain circumstances set forth in the Offer to Repurchase, the Fund may terminate or amend the Repurchase Offer or may not be required to repurchase any of the Shares presented for repurchase. The Signor understands that the Administrator will cancel the repurchase request as to any Shares not repurchased by the Fund.

Each Shareholder must also complete the Instructions Form as a condition of participation in the Repurchase Offer.

The Signor understands that acceptance of Shares by the Fund for repurchase represents a binding agreement between the Signor and the Fund upon the terms and conditions of the Repurchase Offer.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death or incapacity of the Signor and all obligations of the Signor under this Letter of Transmittal shall be binding upon the heirs, personal representatives, successors and assigns of the Signor.

Except as stated in the Offer to Repurchase, the Signor’s presentment of Shares for repurchase is irrevocable.

Signor must provide the information requested in this Letter of Transmittal. Failure to furnish the information requested regarding account information will result in an incomplete repurchase request, which will mean the Fund cannot repurchase the Shares tendered.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW

INSTRUCTIONS

Forming part of the terms and conditions of the Repurchase Offer

1.          Guarantee of Signatures. No signature guarantee is required on this Letter of Transmittal if: (a) this Letter of Transmittal is signed by the registered holder(s) of Shares presented for repurchase; (b) there is no change of registration for the Shares the Shareholder will continue to hold; and (c) the payment of the repurchase proceeds is to be sent to the registered owners of the Shares at the address shown on the Shareholder’s account statement. In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution (defined below).

Signatures must be guaranteed by one of the following: a U.S. bank, trust company, credit union or savings association, or by a foreign bank that has a U.S. correspondent bank, or by a U.S. registered dealer or broker in securities, municipal securities, or government securities, or by a U.S. national securities exchange, a registered securities association or a clearing agency (each an “Eligible Institution” and collectively, “Eligible Institutions”). A notary cannot provide a signature guarantee. Please note: if you request your funds to be sent via ACH to a bank account other than one that is already noted on your account, a signature guarantee is required.

2.          Delivery of Letter of Transmittal. A properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other documents required by this Letter of Transmittal should be mailed or delivered to the Administrator at the appropriate address set forth herein and must be received by the Administrator prior to 12:00 midnight Eastern Time on November 1, 2012. Letters of Transmittal should NOT be sent or delivered to the Fund.

Delivery will be deemed made only when actually received by the Administrator. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shareholders have the responsibility to cause the Letter of Transmittal and any other documents required by this Letter of Transmittal to be delivered in accordance with the Repurchase Offer.

The method of delivery of this Letter of Transmittal and all other required documents is at the option and sole risk of the Shareholder presenting Shares for repurchase. In all cases, sufficient time should be allowed to ensure timely delivery.

The Letter of Transmittal should be sent to the Administrator at the following address:

JD Clark & Company

Attn: Persimmon Growth Partners Investor Fund

2225 Washington Boulevard, Suite 300

Ogden, UT 84401

PH: 801-737-4000

FX: 801-737-8080

The Fund will not accept any alternative, conditional or contingent repurchase requests.

3.          Inadequate Space. If the space provided to respond to any of the questions below is inadequate, the necessary information should be listed on a separate schedule signed by all of the required signatories and attached to the Letter of Transmittal.

4.          Signatures on Letter of Transmittal, Authorizations, and Endorsements. Signature(s) by registered holder(s) on this Letter of Transmittal must correspond EXACTLY with the name(s) in which the Shares are registered.

If any of the Shares presented for repurchase are owned of record by two (2) or more joint owners, all owners must sign this Letter of Transmittal. If any of the Shares presented for repurchase are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to act in such a fiduciary or representative capacity must be submitted.

5.          Transfer Taxes on Shares. There are no transfer taxes related to the Repurchase Offer.

6.          Irregularities. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Shares presented for repurchase will be determined by the Fund, in its sole discretion, and the Fund’s determination shall be final and binding. The Fund reserves the absolute right to reject any or all Shares presented for repurchase determined not to be in appropriate form or to refuse to accept for payment, repurchase or pay for any Shares if, in the opinion of the Fund’s counsel, accepting, repurchasing or paying for the Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Repurchase Offer in whole or in part, or any defect in any repurchase request, whether generally or with respect to any particular Unit(s) or Shareholder(s). The Fund’s interpretations of the terms and conditions of the Repurchase Offer (including these instructions) shall be final and binding.

None of the Fund, Persimmon Capital Management, LP (the “Investment Manager”), the Administrator, nor any other person is obligated to give any notice of defects or irregularities in repurchase requests, and none of them shall incur any liability for failure to give any such notice, including without limitation, with respect to the Instructions form and necessary tax information.

7.          Questions and Requests for Assistance and Additional Copies. Questions and requests for assistance may be directed to the Investment Manager, by telephoning (877) 502-6840.

IMPORTANT

This Letter of Transmittal bearing original signature(s), properly completed and duly executed, together with any required signature guarantees and all other required documents must be received by the Administrator no later than the Expiration Date.

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO PRESENT YOUR SHARES FOR REPURCHASE.

I.           ACCEPTANCE OF THE REPURCHASE OFFER

The Repurchase Offer is hereby accepted in accordance with its terms.

Name of Fund

Name of Registered Shareholder (s)	Name of Registered Shareholder(s)
(Please Type or Print)	(Please Type or Print)

Authorized Signature	Authorized Signature

Taxpayer Identification or	Taxpayer Identification or
Social Security Number	Social Security Number

Date

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on the Fund statement or by person(s) authorized to become registered holder(s) by certificates and documents transmitted under this Letter of Transmittal.)

If signature is by a trustee, executor, administrator, guardian, attorneys-in-fact, agent, officer of a corporation or others acting in a fiduciary or representative capacity, please provide the following information (see Instruction 4):

Name
(Please Type or Print)

Capacity (Full Title)
(See Instruction 4)

Address

Daytime Telephone Number

II.          GUARANTEE OF SIGNATURE(S)

(See Instruction 1)

Authorized Signature

Name
(Please Type or Print)
Title

Name of Firm

Address

Daytime Telephone Number

Dated

III.         SHARES TENDERED FOR REPURCHASE

(Please fill in ALL applicable information)

☐	Tender	Please tender _______% of my Shares.
(Shareholders may only tender all or none of their Shares)

IV.          PAYMENT AND DELIVERY INSTRUCTIONS

Please check one of the options listed below and provide any information corresponding to your selection.

IMPORTANT NOTE:

If you invest through a Financial Intermediary, that Financial Intermediary may require alternate payment and delivery instructions, notwithstanding your request below. All monies held at UMB Bank, N.A. (“UMB”) will be returned to the Shareholder’s account held at UMB acting as custodian.

Please contact your Financial Intermediary for more information.

☐	Mail a check to the address of record

A check for the proceeds of repurchased interests will be issued in the name of the registered Shareholder(s) and mailed to the address of record on the account.

☐	Mail a check to an alternative address

If alternative address is requested, please provide instructions here (signature(s) must be “guaranteed.” See Instruction 1).

Alternative Mailing Instructions:

☐	UMB Account

Proceeds to be wired to current account held at UMB. Existing UMB instructions are on file.

☐	Send proceeds via Fed Funds Wire

Proceeds will be sent via Fed Funds wire to the bank instructions listed below.

Wiring Instructions:	Bank Name:

ABA #:

Account Name:

Account #:

For Further Credit to: